EXHIBIT 5.1
December 1, 2005
Board of Directors
Bally Total Fitness Holding Corporation
8700 West Bryn Mawr Avenue
Chicago, Illinois 60631

Re:	Registration of Securities on Form S-8
Ladies and Gentlemen:
In connection with the filing by Bally Total Fitness Holding Corporation, a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) under the provisions of the Securities Act of 1933, as amended (the “Securities Act”), of a registration statement on Form S-8 on December 1, 2005 (the “Registration Statement”) with respect to a maximum of an additional 2,500,000 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), to be issued under the 1996 Long-Term Incentive Plan of Bally Total Fitness Holding Corporation and 600,000 shares of Common Stock (collectively, the “Shares”) to be issued under the Bally Total Fitness Holding Corporation Employment Inducement Award Equity Incentive Plan (collectively, the “Plans”), you have requested our opinion with respect to the matters set forth below.
In our capacity as your special counsel in connection with such registration, we are familiar with the proceedings taken by the Company in connection with the authorization, issuance and sale of the Shares. In addition, we have examined the Restated Certification of Incorporation, the Bylaws of the Company, as amended and restated to date, and other such documents, records, statutes, decisions, matters of fact and questions of law as we have considered necessary or appropriate for purposes of this letter. As to matters of fact, we have relied on representations of officers and representatives of the Company. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies.
We are opining herein as to the effect on the subject transaction only of the General Corporation Law of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of any other laws.
Subject to the foregoing, it is our opinion that as of the date hereof the Shares have been duly authorized by all necessary corporate action of the Company, and, upon issuance of and payment for the Shares in accordance with the terms set forth in the Plans, the Shares will be validly issued, fully paid and nonassessable.
We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Securities and Exchange Commission thereunder.
Very truly yours,
MORGAN, LEWIS & BOCKIUS LLP
/s/ Morgan, Lewis & Bockius LLP

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